EXHIBIT 5.1


                                                              April 30, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:      Del Global Technologies Corp.

Gentlemen:

                  As counsel for Del Global Technologies Corp., a New York corporation (the "Corporation"), we are familiar with the Certificate of Incorporation, as amended and By-Laws of the Corporation and the corporate proceedings taken by the Corporation in connection with the preparation and filing of a Registration Statement on Form S-2 (the "Registration Statement") covering a public offering by the Corporation of 2,300,000 shares of Common Stock, ten cents ($.10) par value ("Common Stock"). The 2,000,000 shares of Common Stock include 300,000 shares of Common Stock issuable upon the exercise by Needham & Company, Inc. and Tucker Anthony Incorporated of the over-allotment option.

                  Based upon the foregoing, we are of the opinion that:

                  1. The Corporation is a duly organized and validly existing corporation under the laws of the State of New York; and

                  2. The 2,300,000 shares of Common Stock have been duly authorized, and when issued and sold as described in the Registration Statement will be legally issued, fully paid and non-assessable.

                  We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus forming part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 thereto.

                                          Very truly yours,


                                          s/Tashlik, Kreutzer & Goldwyn P.C.

TK&G:rmb